Exhibit 99.1

Investor and Media Inquiries: Maeve Conneighton Argot Partners 212-600-1902	Dan Swisher Sunesis Pharmaceuticals Inc. 650-266-3715

Sunesis Pharmaceuticals Reports Third Quarter 2017 Financial Results and

Recent Highlights

Sunesis to Host Conference Call Today at 2:00 PM Eastern Time

SOUTH SAN FRANCISCO, Calif., November 2, 2017 — Sunesis Pharmaceuticals, Inc. (Nasdaq: SNSS) today reported financial results for the third quarter ended September 30, 2017. Loss from operations for the three months ended September 30, 2017 was $9.9 million. As of September 30, 2017, cash, cash equivalents and marketable securities totaled $12.5 million. Subsequent to the end of the quarter, the company raised approximately $6 million from sales of common stock through its at the market facility in October 2017 and $20 million in gross proceeds from concurrent underwritten public offerings on October 27, 2017, which together will provide sufficient funds for the operation of the company’s business into early 2019.

“In the third quarter, we advanced our lead program, a reversible, non-covalent BTK inhibitor, SNS-062, with the ongoing enrollment in our Phase 1b/2 study in patients with relapsed chronic lymphocytic leukemia (CLL) and other B-cell malignancies,” said Daniel Swisher, Chief Executive Officer of Sunesis. “We will provide a program update at an investor presentation and webcast during the American Society of Hematology Conference in Atlanta, Georgia in December 2017, and to present interim data from the study at a peer-reviewed medical conference in mid-2018. We believe SNS-062 has the potential to overcome the leading resistance pathway to ibrutinib, the predominant standard of care for the treatment of CLL. In addition, in October, we secured the financial resources from leading life science investors extending our operating runway into early 2019.

Mr. Swisher added, “Beyond SNS-062, we have made progress with our proprietary PDK-1 and Takeda-partnered pan-RAF inhibitor programs. We are pleased to announce today the nomination of our PDK1 (phosphatidyl-inositol dependent kinase1) inhibitor, SNS-510, as a Development Candidate and potentially first-to-clinic selective inhibitor in this pathway. PDK1 is a master kinase that activates other kinases important to cell growth and survival including members of the AKT, PKC, RSK and SGK families. In addition, we look forward to announcing future updates from the ongoing clinical studies of our Takeda-partnered TAK-580 program.”

Recent Highlights

•	Completed $20 million concurrent public offerings with leading life science investors. On October 27, 2017, Sunesis raised $20 million in gross proceeds in concurrent underwritten public offerings of common and preferred stock and warrants, with participation by new and existing investors, including Oncology Impact Fund managed by MPM Capital, BVF Partners L.P and Burrage Capital.

•	Continued Progress in Phase 1b/2 Study Evaluating Oral Non-Covalent BTK-inhibitor SNS-062 in Adults with Chronic Lymphocytic Leukemia (CLL) and other B-Cell Malignancies. In July 2017, Sunesis announced that the first patient was dosed at the Dana-Farber Cancer Institute in the Phase 1b/2 dose-escalation and cohort-expansion study evaluating the safety, pharmacokinetics, pharmacodynamics, and antitumor activity of its potent, reversible, non-covalent BTK-inhibitor, SNS-062, in adults with CLL, small lymphocytic leukemia, Waldenstrom’s macroglobulemia, and mantle cell lymphoma. The Phase 1b/2 trial is an open-label, sequential-group study that is enrolling up to 124 subjects across leading sites in the United States. The Company plans to present interim data from this study in mid-2018.

Financial Highlights

•	Cash, cash equivalents and marketable securities totaled $12.5 million as of September 30, 2017, as compared to $42.6 million as of December 31, 2016. The decrease of $30.1 million was primarily due to $30.8 million of net cash used in operating activities and a debt restructuring payment of $7.6 million, partially offset by $8.3 million in net proceeds primarily from sales of common stock through the company’s at the market facility. An additional $24.6 million in net proceeds were raised in October, resulting in pro-forma September 30, 2017 cash, cash equivalents and marketable securities of $37.1 million. This capital is expected to fund the company into 2019.

•	Revenue for the three and nine months ended September 30, 2017 was nil and $0.7 million, as compared to $0.6 million and $1.9 million for the same periods in 2016. Revenue in each period was primarily due to deferred revenue recognized related to the Royalty Agreement with Royalty Pharma.

•	Research and development expense was $6.8 million and $17.9 million for the three and nine months ended September 30, 2017 as compared to $5.3 million and $18.1 million for the same periods in 2016, primarily relating to the SNS-062 and the vosaroxin development program in each period. The increase of $1.5 million between the comparable three month periods was primarily due to the $2.5 million milestone payment to Biogen under the license agreement, offset by decreases in professional services of $0.8 million and salary and personnel expenses of $0.2 million. The decrease in the comparable nine months periods of $0.2 million was primarily due to a decrease in professional services of $2.5 million, salary and personnel expenses of $0.2 million, and medical affairs expenses of $0.2 million, partially offset by the $2.5 million milestone payment to Biogen under the license agreement.

•	General and administrative expense was $3.2 million and $10.8 million for the three and nine months ended September 30, 2017, as compared to $3.9 million and $12.2 million for the same periods in 2016. The decrease of $0.7 million for the comparable three month periods was primarily due to decreases in salary and personnel expenses of $0.4 million and commercial expenses of $0.3 million, partially offset by increases of $0.1 million in professional services. The decrease in the comparable nine months periods of $1.4 million was primarily due to a decrease in salary and related expenses of $0.9 million, commercial expenses of $0.7 million, partially offset by increase of $0.4 million in professional services.

•	Interest expense was $0.3 million and $1.1 million for the three and nine months ended September 30, 2017, as compared to $0.5 million and $1.2 million for the same periods in 2016. The decrease in the 2017 periods was primarily due to the decrease in the outstanding notes payable.

•	Net other income was $0.1 million and $0.3 million for the three and nine months ended September 30, 2017, as compared to nil and $0.1 million for the same periods in 2016. The other income was primarily comprised of interest income from the short-term investments.

•	Cash used in operating activities was $30.8 million for the nine months ended September 30, 2017, as compared to $29.0 million for the same period in 2016. Net cash used in the 2017 period resulted primarily from the net loss of $28.8 million and changes in operating assets and liabilities of $4.6 million, offset by net adjustments for non-cash items of $2.6 million. Net cash used in the nine month period ended September 30, 2016 resulted primarily from the net loss of $29.5 million and changes in operating assets and liabilities of $3.6 million, including a final payment fee representing interest expense of $1.2 million under the Oxford Loan Agreement, partially offset by net adjustments for non-cash items of $4.1 million.

•	Sunesis reported loss from operations of $9.9 million and $28.0 million for the three and nine months ended September 30, 2017, as compared to $8.5 million and $28.4 million for the same periods in 2016. Net loss was $10.2 million and $28.8 million for the three and nine months ended September 30, 2017, as compared to $9.0 million and $29.5 million for the same periods in 2016.

Conference Call Information

Sunesis will host a conference today at 2:00 p.m. Eastern Time. The call can be accessed by dialing (844) 296-7720 (U.S. and Canada) or (574) 990-1148 (international) and entering passcode 1071001. To access the live audio webcast, or the subsequent archived recording, visit the “Investors and Media – Calendar of Events” section of the Sunesis website at www.sunesis.com. The webcast will be recorded and available for replay on the company’s website for two weeks.

About Sunesis Pharmaceuticals

Sunesis is a biopharmaceutical company focused on the development and commercialization of new oncology therapeutics for the future treatment of solid and hematologic cancers. Sunesis has built an experienced cancer drug development organization committed to improving the lives of people with cancer. The Company is focused on advancing its novel kinase-inhibitor pipeline, with an emphasis on establishing proof of concept that its oral non-covalent BTK-inhibitor, SNS-062, is effective in ibrutinib-resistant chronic lymphocytic leukemia. SNS-062 is currently being evaluated in a Phase 1b/2, open-label, sequential-group, dose-escalation and cohort-expansion study in adults with chronic lymphocytic leukemia, Waldenstrom’s macroglobulinemia and mantle cell lymphoma that have progressed after prior therapies. Beyond the development of SNS-062, the Company has two other kinase inhibitor programs, including the Takeda-partnered pan-RAF inhibitor TAK-580, which is in solid tumor trials, and its proprietary preclinical PDK1 inhibitor SNS-510, which has completed non-GLP toxicology studies and has been nominated as a Development Candidate. PDK1 is a master kinase that activates other kinases important to cell growth and survival including members of the AKT, PKC, RSK and SGK families.

For additional information on Sunesis, please visit www.sunesis.com.

SUNESIS and the logos are trademarks of Sunesis Pharmaceuticals, Inc.

This press release contains forward-looking statements, including statements related to the continued development of SNS-062, including the timing of our Phase 1b/2 trial of SNS-062 and the therapeutic potential of SNS-062, further development of its kinase inhibitor pipeline, business development alternatives for vosaroxin, planned development of SNS-510 and the sufficiency of Sunesis’ cash and funding into early 2019. Words such as “continue,” “expect,” “look forward,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Sunesis’ current expectations. Forward-looking statements involve risks and uncertainties. Sunesis’ actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risk related to the timing or conduct of Sunesis’ clinical trials, including SNS-062 Phase 1b/2 trial, the risk that Sunesis’ clinical or preclinical studies for SNS-062, vosaroxin, SNS-510 or other product candidate may not demonstrate safety or efficacy or lead to regulatory approval, the risk that data to date and trends may not be predictive of future data or results, risks related to the timing or conduct of Sunesis’ clinical trials, that Sunesis’ development activities for SNS-062, vosaroxin or SNS-510 could be otherwise halted or significantly delayed for various reasons, that Sunesis may not be able to receive regulatory approval of SNS-062, vosaroxin or SNS-510 in the U.S. or Europe, and risks related to Sunesis’ ability to raise the capital that it believes to be accessible and is required to fully finance the development and commercialization of SNS-062, vosaroxin, SNS-510 and other product candidates. These and other risk factors are discussed under “Risk Factors” and elsewhere in Sunesis’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 and Sunesis’ other filings with the Securities and Exchange Commission. Sunesis expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein reflect any change in Sunesis’ expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

SUNESIS PHARMACEUTICALS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30,	December 31,
	2017	2016
	(Unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$7,947	$8,056
Marketable securities	4,506	34,532
Prepaids and other current assets	1,258	643

Total current assets	13,711	43,231
Property and equipment, net	22	3
Deposits and other assets	1,335	—

Total assets	$15,068	$43,234

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,541	$1,871
Accrued clinical expense	765	1,434
Accrued compensation	1,581	2,000
Other accrued liabilities	1,056	1,691
Current portion of deferred revenue	—	610
Current portion of notes payable	2,500	3,333

Total current liabilities	7,443	10,939
Non-current portion of notes payable	4,652	11,102
Other accrued liabilities	68	169
Commitments
Stockholders’ equity:
Preferred stock	16,540	18,808
Common stock	2	2
Additional paid-in capital	612,595	599,632
Accumulated other comprehensive income (loss)	(1)	(22)
Accumulated deficit	(626,231)	(597,396)

Total stockholders’ equity	2,905	21,024

Total liabilities and stockholders’ equity	15,068	43,234

Note 1: The consolidated balance sheet as of December 31, 2016 has been derived from the audited financial statements as of that date included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

SUNESIS PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS

(In thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Note 2)
Revenue:
License and other revenue	$—	$610	$669	$1,860

Total revenues	—	610	669	1,860
Operating expenses:
Research and development	6,763	5,251	17,866	18,066
General and administrative	3,175	3,889	10,788	12,181

Total operating expenses	9,938	9,140	28,654	30,247

Loss from operations	(9,938)	(8,530)	(27,985)	(28,387)
Interest expense	(288)	(473)	(1,116)	(1,247)
Other income (expense), net	67	49	266	148

Net loss	(10,159)	(8,954)	(28,835)	(29,486)
Unrealized gain (loss) on available-for-sale securities	8	(6)	21	6

Comprehensive loss	$(10,151)	$(8,960)	$(28,814)	$(29,480)

Basic and diluted loss per common share:
Net loss	$(10,159)	$(8,954)	$(28,835)	$(29,486)
Shares used in computing basic and diluted loss per common share	23,678	14,503	22,106	14,480

Basic and diluted loss per common share	$(0.43)	$(0.62)	$(1.30)	$(2.04)